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                                                                    EXHIBIT 99.1


Contact:          Anne-Marie Megela
                  Director of Investor Relations
                  941-741-4672
                  annemarie.megela@gevityhr.com

                         GEVITY HR ANNOUNCES ADOPTION OF
                             SHAREHOLDER RIGHTS PLAN

BRADENTON, FL, April 25, 2002 - Gevity HR(sm) (NASDAQ: GVHR), formerly Staff Leasing Inc., the leading human resource solutions provider, announced that on April 23, 2002, its Board of Directors adopted a Shareholder Rights Plan pursuant to which all shareholders of record on May 7, 2002 will receive one right to purchase one share of Gevity HR's common stock for each share of common stock they own on that date. Initially, the rights will be represented by a legend on the common stock certificates and will not be exercisable. The rights become exercisable to purchase common stock at a purchase price of $39.60 per share of Gevity HR common stock in certain events, including the commencement of a tender offer or acquisition of 15% or more of Gevity HR's common stock. The rights are redeemable at $.01 per right at the option of Gevity HR.

In the event of a merger of Gevity HR into another entity or an acquisition of 20% of Gevity HR's common stock by any person, these rights, unless previously redeemed by Gevity HR, will convert into a right to acquire at a discount price either the stock of the acquiring entity or additional shares of Gevity HR's common stock.

Charles S. Craig, a director of Gevity HR, currently beneficially owns in excess of 20% of Gevity HR common stock. Under the terms of the plan, Mr. Craig's current beneficial ownership is excepted from the application of the plan unless and until his beneficial ownership increases by 1.5%, in which case he will immediately become subject to the plan.

Gevity HR's Chairman and CEO, Erik Vonk, stated "This plan is similar to plans adopted by many publicly traded companies in recent years." He further stated "The plan is part of a continuing program by Gevity HR's Board of Directors to have mechanisms in place that will allow them to respond in an orderly fashion to any unsolicited activity that may occur which, in their judgment, is inadequate or unfair to Gevity HR's shareholders.

Information regarding the plan will be mailed to shareholders in late May.

As the nation's leading provider of human resource solutions, Gevity HR serves as a full-service HR department for businesses. Gevity HR helps companies be more effective and successful by outsourcing payroll, benefits administration, risk management and comprehensive HR solutions. These solutions include regulatory compliance, recruiting assistance and employee management and development.
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The company's core business solutions are complemented by Gevity HR Central(sm), an online payroll and HR community designed for business owners, managers and employees. This industry-leading Web portal reduces administrative burdens, maximizes employee productivity and helps businesses be more efficient and profitable. Gevity HR was recognized by InformationWeek as the number one information technology innovator in business services and consulting. In 2001, Gevity HR was awarded a ComputerWorld Smithsonian Honors Award for extraordinary utilization of technology.

With $3.2 billion in revenues in 2001, Gevity HR ranks number 483 on the Fortune 500.

A copy of this press release can be found on the company's Web site at www.gevityhr.com.